UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/08/2009

Market Leader, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 8, 2009, Market Leader, Inc. (the "Company") and MEPT Kirkland Office II LLC (the "Landlord"), as successor-in-interest to Multi-Employer Property Trust, entered into the third amendment to the lease agreement (the "Amended Lease") for the Company's corporate headquarters. The Amended Lease is effective March 1, 2009. Pursuant to the Amended Lease, the termination date of the lease was extended from December 31, 2010 to June 30, 2013.

Effective March 1, 2009, the size of the leased space was decreased from approximately 65,469 square feet to approximately 25,309 square feet. The new monthly base rent from March 1, 2009 to June 30, 2010 is approximately $28,473, subject to an overpayment credit for March 2009. The monthly base rent for the 12 months ended June 30, 2011, 2012 and 2013 is approximately $36,909, $38,196 and $39,545, respectively. In addition, the Company will continue to pay its allocable share of building operating expenses (common area maintenance, building insurance, and property taxes). However, its allocable share of those expenses has been reduced from 100% to approximately 40%. In the event of default (as defined in the original lease agreement), the Landlord may accelerate the remaining lease payments required under the Amended Lease.

Subject to certain conditions set forth in the Amended Lease, the Company has an option to extend the lease term for five years. Any such extension will be on the same terms, covenants and conditions as the original lease agreement, as amended, except that the monthly base rent during the extension period will be equal to the "fair market rental rate" (as defined in the Amended Lease).

A copy of the Amended Lease is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: April 14, 2009	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amendment to Lease, dated as of March 1, 2009, by and between MEPT Kirkland Office II LLC and Market Leader, Inc.